INSMED INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE 2019 INCENTIVE PLAN

No. of shares subject to Option: /$AwardsGranted$/

THIS AGREEMENT dated this /$GrantDate$/, between INSMED INCORPORATED, a Virginia corporation (the "Company"), and /$ParticipantName$/ ("Participant"), is made pursuant and subject to the provisions of the Insmed Incorporated 2019 Incentive Plan, as amended (the "Plan"), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of any employment, consulting or similar services agreement between the Participant and the Company (or any of its Affiliates, as applicable) as may be in effect (the “Service Agreement”), the Service Agreement shall control, and this Award Agreement shall be deemed to be modified accordingly so long as such modification is not expressly prohibited by the Plan.

1.Grant of Option. Pursuant to the Plan, the Company, on /$GrantDate$/ (the "Date of Grant"), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of /$AwardsGranted$/ shares of Common Stock at the Option price of /$GrantPrice$/ per share, being not less than the Fair Market Value of such shares on the Date of Grant. This Option is intended to be a nonqualified stock option and not an "incentive stock option" within the meaning of Section 422 of the Code. This Option is exercisable as hereinafter provided.

2.Terms and Conditions. This Option is subject to the following terms and conditions:
a.Expiration Date. This Option shall expire ten years from the Date of Grant (the "Expiration Date").

b.Exercise of Option. Except as provided in paragraphs 3, 4 and 5, this Option shall be exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to this Option on the first annual anniversary of the Date of Grant (the “First Anniversary Date”) and with respect to an additional twelve and a half percent (12.5%) of the shares of Common Stock subject to this Option on the six-month anniversary of the First Anniversary Date and each six-month anniversary date thereafter through the fourth annual anniversary of the Date of Grant. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share. Once this Option has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant's rights hereunder pursuant to paragraph 3, 4 or 5 or until the Option has expired pursuant to subparagraph 2(a). A partial exercise of this Option shall not affect Participant's right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

c.Method of Exercising Option and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company's Chief Financial Officer at the Company's principal office in New Jersey. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option price in full, in cash or cash equivalent acceptable to the Committee, or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under the Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise which, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares for which this Option is being exercised.

d.Agreement with Terms. Execution of this Agreement by Participant or receipt of any benefits under this Agreement by Participant shall constitute Participant’s acknowledgement of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Option, and the Company shall administer this Agreement accordingly.

e.Forfeiture. In the event of Participant’s termination of employment or service, any vested portion of this Option that is not exercised during the period specified in paragraph 3, paragraph 4 or paragraph 5 of this Agreement, as applicable, shall be forfeited upon the expiration of such period. Any portion of this Option that is unvested as of the date of Participant’s termination of employment or service shall be forfeited on such date.

f.Change in Status. A change in the status (whether as employee, member of the Board or other non-employee advisor or service provider) in which the Participant renders service to the Company and its Affiliates or a change in the entity for which the Participant renders such service shall not constitute a termination of the Participant’s employment or service for purposes of this Agreement, so long as there is no interruption or termination of the Participant’s services to the Company and its Affiliates; provided, however, that if the entity employing or engaging the Participant ceases to be an Affiliate of the Company, as determined by the Administrator, the Participant’s employment or service shall be considered to have terminated on the date such entity ceased to be an Affiliate.

3.Exercise in the Event of Death. In the event Participant dies before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date of Participant’s death. In that event, this Option may be exercised, to the extent exercisable under subparagraph 2(b), by Participant's estate or by the person or persons to whom his rights under this Option shall pass by will or the laws of descent and distribution. Participant's estate or such persons may exercise this Option within one (1) year after Participant's death or during the remainder of the period preceding the Expiration Date, whichever is shorter.

4.Exercise in the Event of Permanent and Total Disability. In the event Participant becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code ("Permanently and Totally Disabled") before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date he ceases to be employed or engaged by the Company and its Affiliates as a result of his becoming Permanently and Totally Disabled. In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b), within one (1) year after the date he ceases to be employed or engaged by the Company and its Affiliates as a result of his becoming Permanently and Totally Disabled or during the period preceding the Expiration Date, whichever is shorter.

5.Exercise After Termination of Employment or Service. Except as provided in paragraphs 3 and 4 hereof, if the Participant ceases to be employed or engaged by the Company and its Affiliates prior to the Expiration Date, this Option shall be exercisable for all or part of the number of shares that the Participant was entitled to purchase under subparagraph 2(b), as well as set forth under any Service Agreement, on the date of Participant’s termination of employment or service. In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b) and/or under any Service Agreement, during the remainder of the period preceding the Expiration Date or until the date that is three (3) months (or such other period of time provided under any Service Agreement) after the date he ceases to be employed or engaged by the Company and its Affiliates, whichever is shorter.

6.Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Participant at the address on the payroll records of the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Additionally, if such notice or communication is by the Company to the Participant, the Company may provide such notice electronically (including via email). Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person or electronically.

7.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

8.Tax Responsibility and Withholding. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax (including, without limitation, social insurance contributions or National Insurance Contributions) withholding obligations of the Company and its Affiliates, if any, which arise in connection with the Option including, without limitation, the grant, vesting or exercise of the Option and the subsequent sale of shares of Common Stock (the “Tax Obligations”). The Company shall have no obligation to deliver shares of Common Stock until the Tax Obligations have been fully satisfied by the Participant. The Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Subsidiaries and Affiliates: (a) make no representations or undertakings regarding the Tax Obligations or tax treatment in connection with any aspect of the Option; and (b) do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Participant’s Tax Obligations or any other tax liabilities. The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of the Tax Obligations by deducting from the shares of Common Stock otherwise issuable to the Participant upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates. The Company may require the Participant to direct a broker, upon the exercise of the Option, to sell a portion of the shares subject to the Option determined by the Company in its discretion to be sufficient to cover the Tax Obligations of the Company or its affiliates or subsidiaries and to remit an amount equal to such Tax Obligations to the Company in cash. The Participant authorizes the Company to disclose all information on the Participant and his participation in this Agreement that is or may be relevant for the calculation of the Tax Obligations, to the competent local tax authorities and the Company’s Affiliates, including but not limited to the exercise notice, the day such notice was received, the number of shares for which the Option is exercised, the exercise price and the fair market value of the shares at the time of the exercise of the Option. Nothing in the Plan or in this Agreement shall be interpreted or construed to transfer any liability for any tax due by the Participant to the Company, any Subsidiary or Affiliate, or to any other individual or entity, and the Company shall have no liability to the Participant, or any other party, thereto.

9.No Right to Continued Employment and Other Service Conditions. As a condition to accepting the Option, the Participant acknowledges and agrees as follows:

a.Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate the Participant’s employment at any time or for any reason in accordance with the Company’s Bylaws, governing law and any applicable Service Agreement;

b.No terms of the Plan or this Agreement shall confer upon Participant any right to continue his or her employment or service relationship for any specified period of time.

c.Neither this Agreement nor any benefits arising under the Plan or this Agreement shall constitute an employment contract or service contract with the Company, any Subsidiary and/or its Affiliates.

d.If Participant is not an employee, nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate the Participant’s service, (i) if a member of the Board, on the Board at any time or for any reason in accordance with the Company’s Bylaws and governing law, or (ii) if a non-employee consultant or advisor, in accordance with the terms of the contract with such consultant or advisor.

e.In no event shall any of the terms of the Plan or this Agreement itself confer upon Participant any right to continue his or her service for any specified period of time.

f.Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the Option; and the Participant’s right to vesting of shares in settlement of the Option after termination of service, if any, will be measured by the date of termination of the Participant’s active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of this Agreement, the Company, in its sole discretion, shall determine whether the Participant’s service has terminated and the effective date of such termination.

g.The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past. All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

h.The Participant is voluntarily participating in the grant of the Option.

i.The Option is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or its affiliates or subsidiaries, and which is outside the scope of the Participant’s employment or service contract, if any. The Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

j.The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. The value of the shares may increase or decrease.

k.No claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or shares and the Participant irrevocably releases the Company and its affiliates and subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

10.Data Privacy. The Participant understands that the Company may collect, use and transfer, in electronic or other form, the Participant’s personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing the

Participant’s Option. The Participant understands that the Company holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s Option (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant understands that recipients may receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s Option, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Option. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s Option. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data, by contacting in writing the Participant’s local human resources representative. For more information on the processing of Data for the purposes set out above, the Participant understands that he or she may contact the Participant’s local human resources representative. For Participants located within the European Union, the Participant understands that Data will always be processed in accordance with the Insmed EU Employee Personal Data Processing Notice, a copy of which is available from the Participant’s local human resources representative.

11.Language. If the Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.Annex of Country-Specific Terms. Notwithstanding any provisions in this Award Agreement, this Option may be subject to special terms and conditions set forth in the Annex to this Award Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Annex, the special terms and conditions for such country will apply to Participant, to the extent the Company determines at its discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Annex constitutes part of this Award Agreement.

13.Adjustments Upon Certain Unusual or Nonrecurring Events or Other Events. Upon certain unusual or nonrecurring events, or other events, the terms of this Option shall be adjusted by the Administrator pursuant to Section 14 of the Plan.

14.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

15.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.Award and Participant Bound by Plan. Notwithstanding anything herein to the contrary, this Option and this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

17.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

INSMED INCORPORATED

By: /s/ Sara Bonstein
Chief Financial Officer

PARTICIPANT

By: /s/ /$ParticipantName$/

ANNEX

TO

INSMED INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE 2019 INCENTIVE PLAN
ADDITIONAL NOTICES, TERMS AND CONDITIONS FOR NON-US PARTICIPANTS

Further Terms and Conditions of the Option. It is understood and agreed that the Option evidenced by the Award Agreement to which this is annexed is subject to the following additional terms and conditions:

Participant understands that this Annex includes special terms and conditions applicable to Participant if Participant resides in one of the countries below. These terms and conditions are in addition to those set forth in the Award Agreement and the Plan. Any capitalized term used in this Annex without definition shall have the meaning ascribed to it in the Option Agreement or the Plan, as applicable.

Participant further understands that this Annex also includes information relating to laws and regulatory requirements of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the laws in effect in the respective countries as of May 2019. Such laws are often complex and change frequently. As a result, Participant understands that the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that Participant’s Option are settled or Participant sells shares of Stock acquired under the Plan.

Finally, Participant understands that if: (a) Participant is a citizen or resident of a country other than the one in which Participant is currently working, (b) transfers employment after grant of the Option, or (c) is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

The Company may, from time to time, add or impose additional terms and conditions in respect of Participant’s Option in order to ensure compliance with any local laws and regulations.

AUSTRALIA

Breach of Law. Notwithstanding anything to the contrary in the Award Agreement or the Plan, Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.
Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in such Act).

BELGIUM

Terms and Conditions

The Participant agrees and acknowledges that the Company will only accept a countersigned Option Agreement after the 60th day following the Participant’s receipt of the Option Agreement.

By formally accepting in writing the Option Agreement through signature and by returning it to the Company within 60 days from receipt of the Option Agreement and the Plan, the Participant would normally become subject to income tax on a lump-sum benefit in kind on the 60th day following receipt of the Option Agreement (being the "grant date" for Belgian tax purposes). In that case, no taxation should be triggered upon vesting or exercise. However, if written acceptance and return of the Option Agreement would take place after the 60th day following receipt of the Option Agreement, as required by the Company, taxation will normally be delayed to the date of exercise of this Option. In that case, grant or vesting should not trigger taxation.

Belgian Securities Disclaimer

The grant of this Option under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Belgium or, following its effective date, the EU Prospectus Regulation.

FRANCE
Notifications

French Securities Disclaimer

The grant of the Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in France or, following its effective date, the EU Prospectus Regulation.

Non-Qualification of Award

The Option is not intended to be tax qualified under French tax laws including, without limitation, under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code.

Terms and Conditions

Language Consent

In accepting the grant of the Option and this Option Agreement which provides for the terms and conditions of the Option, the Participant confirms that he or she has read and understood the documents relating to the Option (the Plan and this Option Agreement), which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée

En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de cette attribution gratuite d’actions, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. L’employé en accepte les termes en connaissance de cause.

GERMANY

Notifications

German Securities Disclaimer

The grant of the Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany or, following its effective date, the EU Prospectus Regulation.

Exchange Control Information

If Participant remits proceeds in excess of certain designated amounts (currently EUR 12,500) out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Participant makes or receives a payment in excess of such amounts, Participant is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. Participant is encouraged to consult his or her personal advisor for more details regarding these requirements.

IRELAND

Notifications

Irish Securities Disclaimer

The grant of the Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Ireland or, following its effective date, the EU Prospectus Regulation.

ITALY
Terms and Conditions

This provision supplements Section 10 of the Agreement:

Participant understands that his or her employer (the "Employer") and/or the Company may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all options granted or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (the "Data") for the purpose of implementing, administering and managing his or her participation in the Plan. Participant is aware that providing the Company with his or her Data is necessary for the performance of this Agreement and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.

The Controller of personal data processing is at 10 Finderne Ave, Building 10 Bridgewater, NJ 08807-3365. Participant understands that the Data may be transferred to the Company or any of its subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares acquired pursuant to the exercise of the Options or cash from the sale of such shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that pursuant to art. 7 of D.Igs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of Participant’s Data and cease, for legitimate reasons, the Data processing. Furthermore, Participant is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative.

Notifications

Exchange Control Information

You are required to report in your annual tax return: (a) any transfers of cash or shares to or from Italy exceeding a certain threshold (currently €1,000 or the equivalent amount in U.S. dollars);

and (b) any foreign investments or investments (including proceeds from the sale of shares acquired under the Plan) held outside of Italy exceeding a certain threshold (currently €1,000 or the equivalent amount in U.S. dollars), if the investment may give rise to income in Italy. You generally are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

Italian Securities Disclaimer

The grant of the Option is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Italy or, following its effective date, the EU Prospectus Regulation.

NETHERLANDS

Dutch Securities Disclaimer

The grant of this Option is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Netherlands or, following its effective date, the EU Prospectus Regulation.

SWITZERLAND
Notifications

Securities Law Notification

The grant of the Option is considered a private offering and therefore is not subject to registration in Switzerland.

UNITED KINGDOM

Notifications
UK Securities Notice and Disclaimer
This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Option are exclusively available in the UK to bona fide employees and former employees of the Company or its subsidiaries or affiliates.